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                                                                    EXHIBIT 10.8

                            Co-Marketing Agreement

    This Co-Marketing Agreement ("Agreement") is made and entered into as of the 6th day of the month of July in the year 1999 (the "Effective Date") by and between DealTime.com Inc., a Delaware corporation ("DealTime.com"); and The BigHub.com, Inc., a Delaware corporation ("BigHub").

                                    RECITALS

    WHEREAS, DealTime.com offers an Internet-based personal shopping service (the "Service") known commercially as DealTime. The Service notifies end users ("End Users") of the availability of products and services at End User defined price and product parameters from a number of Internet merchants, service providers, auction sites, classifieds and other sources (collectively, "Merchants"). The Service includes the DealTime.com Web site with product search, notification and sourcing options, and a desktop notifier client application ("Desktop Notifier"); and

    WHEREAS, among, and in connection with, its other business activities, BigHub maintains one or more Web sites (collectively, the "BigHub Site"); and

    WHEREAS, BigHub and DealTime desire to develop, offer and maintain a co-branded version of the Service which shall be marketed and accessed on and through the BigHub Site; and

    WHEREAS, in connection with its the maintenance and operation of the co-branded site, BigHub wishes to host the Service on the BigHub Site.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1. Distribution of Service

   1.1. DealTime.com's Responsibilities. No later than thirty (30) days after signing this Agreement, DealTime.com shall make available to BigHub a version of the Service (the "Co-Branded Service") which shall be co-branded with BigHub, and shall offer the Service in its entirety. The Co-Branded Service shall (a) be primarily branded as The BigCompare.com and made available by way of a Web site having the address of such primary brand (the "Co-Branded Site"), (b) include logos and graphics designed by BigHub, within boundaries established by DealTime.com and subject to DealTime.com's prior approval, and (c) be co-branded with DealTime.com's name or a variation thereof designated by DealTime.com, and shall contain a logo depicting "Powered by DealTime" or similar logo. DealTime.com shall also create a co-branded version of the Desktop Notifier (the "Co-Branded Notifier") which shall (a) be offered and made available in connection with the Co-Branded Site, (b) include logos and
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        graphics designed by BigHub, within boundaries established by
        DealTime.com and subject to DealTime.com's prior approval, and (c) be co-branded with DealTime.com's name or a variation thereof designated by DealTime.com, and shall contain a logo depicting "Powered by DealTime" or similar logo. The Co-Branded Notifier will feature both e-commerce events and BigHub content event announcements. Events delivered via the Co-Branded Notifier shall be personalized with user-defined products or content of interest. BigHub shall define and provide all personalization parameters for all content links related to the Co-Branded Notifier. At the request of BigHub, DealTime.com shall supply a Java Applet and/or animated graphic service (which may be changed by DealTime.com from time to time), with hypertext URL linking to the Co-Branded Service. BigHub shall not alter in any manner, without the prior written consent of DealTime.com, the Java Applet or animated graphic service supplied by DealTime.com.

   1.2. Merchants. The Co-Branded Service and the Co-Branded Site shall be marketed, promoted and accessed on and through the BigHub Site, and will include all Merchants recruited by DealTime.com. BigHub will have the right to recruit Merchants in the United States and Canada to be added to the Co-Branded Service ("BigHub Merchants"), and to accord preferred status or rights to certain BigHub Merchants (which preferred status or rights may include, by way of example, but not limitation, the right to have a graphic logo button appear next to such preferred Merchant's search results, a right of first refusal on Co-Branded Notifier advertising, the right to participate in one-click buy options, and similar rights and benefits). BigHub Merchants will be subject to approval by DealTime.com, in its reasonable discretion, and, if approved, shall enter into a Merchant agreement in form reasonably acceptable to DealTime.com. BigHub shall use its best efforts to recruit BigHub Merchants to DealTime.com for inclusion in the Service. In addition, BigHub shall charge fees to Merchants in amounts not less than those charged by DealTime.com in connection with the Service.

   1.3. BigHub's Responsibilites. BigHub will be solely responsible for the development, operation and maintenance of the BigHub Site and the Co-Branded Site, and all content on the BigHub Site and the Co-Branded Site. For example, but not by way of limitation, BigHub will be responsible for (a) the technical operation of the BigHub Site and the Co-Branded Site and related equipment; and (b) ensuring that the contents of the BigHub Site and the Co-Branded Site are not libelous, indecent or illegal and do not infringe on the rights (for example, copyrights, trademarks, privacy or other personal or proprietary rights) of any other person or entity. While this Agreement is in effect, BigHub will not disparage DealTime.com, the DealTime.com logos, or the Service, or display any such items in a derogatory or negative manner on the BigHub Site or the Co-Branded Site, or offer, market or sell any product or service that directly competes with the Service and/or the Co-Branded Service without DealTime.com's prior written consent, which may be withheld in DealTime.com's reasonable discretion. BigHub shall use its best efforts to monitor statements and so-called "chat" of End Users and others appearing on the Co-Branded Site, but shall not incur liability
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        to DealTime.com in connection with third party statements or chat.
        BigHub will comply with the program rules established and furnished to BigHub by DealTime.com which may be changed by DealTime.com from time to time, and BigHub will be responsible for all expenses that BigHub incurs in connection with the performance of BigHub's obligations under this Agreement or the operation of the BigHub Site and/or the Co-Branded Site. BigHub will refrain from using DealTime.com's trademarks, service marks and logos in any manner whatsoever other than as expressly authorized in this Agreement.

   1.4. General. Subject to all of the terms and conditions of this Agreement, DealTime.com hereby appoints BigHub, and BigHub hereby accepts appointment, as a non-exclusive promotor of the Service to its End Users from the BigHub Site, the Co-Branded Site and the Co-Branded Notifier, and hereby grants to BigHub a nontransferable, limited right and license to display DealTime.com's logo to End Users from the BigHub Site, the Co-Branded Site and the Co-Branded Notifier, subject to the terms and conditions of this Agreement. It is specifically understood and agreed that no right or license is being granted to install, copy, modify, use, sublicense or deliver the Service or the Technology (as defined herein).

   1.5. Promotion to End Users; Use and Ownership of Information. No later than fifteen (15) days after the implementation of section 1.1 above, BigHub and DealTime.com shall promote the Co-Branded Service and the Co-Branded Site to End Users in a coordinated manner, including, without limitation, the preparation of jointly approved marketing materials and mailing lists, the construction of the forum and the provision by BigHub of prominent links to the Co-Branded Site and the Co-Branded Notifier application on and through the BigHub Site. In addition, BigHub shall promote the Service to End Users by featuring the DealTime.com brand on both the BigHub Site, the Co-Branded Site and the Co-Branded Notifier. BigHub and DealTime.com shall have equal ownership rights in and to all End User information obtainable through any End User's use of the Co-Branded Service. Such rights shall include, without limitation, the right to retain and utilize all such End User information for all business purposes, and shall survive any termination of this Agreement. BigHub shall make best efforts to promote the Co-Branded Service and the Co-Branded Site through all promotional channels available to it, including but not limited to print media advertising, and public relations.

   1.6. DealTime.com's Continuing Distribution Rights. Nothing herein shall in any way limit DealTime.com's ability to promote or make the Service and/or the Desktop Notifier available, directly or indirectly, in any manner, to any end-users, distributors, dealers, Merchants, VARs, OEMs or others in the United States or world wide. The parties are independent contractors, and nothing in this Agreement shall be construed to create a joint venture or partnership.

   1.7. Limitations. DealTime.com shall have the right, in its reasonable discretion and without incurring any liability to BigHub, to modify the Service at any time. Upon any such modifications, BigHub shall, within fifteen (15) days of receipt of
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        instructions from DealTime.com, update the BigHub Site and the Co-
        Branded Site, and notify End Users, in accordance with DealTime.com's instructions. Title to the Service, the Co-Branded Service, the Desktop Notifier and the Co-Branded Notifier including, without limitation, the server application and server environment, as well as the underlying technology of the Service, the Co-Branded Service, the Desktop Notifier and the Co-Branded Notifier (the "Technology"), and all associated intellectual property rights therein, are and shall remain in and with DealTime.com. Any rights not expressly granted hereunder are reserved to DealTime.com. Except as expressly authorized herein, BigHub shall not, and shall ensure that its employees, agents or others acting on its behalf do not: (i) modify, translate, reverse engineer, decompile, disassemble, create derivative works of the Technology or incorporate all or any portion of the Technology, the Service, the Co-Branded Service and/or the Co-Branded Notifier into other software, product or technology; (ii) copy, distribute, disclose, market, rent, lease or transfer to any third party the Technology, the Service, the Co-Branded Service and/or the Co-Branded Notifier; (iii) export the Technology, the Service, the Co-Branded Service and/or the Co-Branded Notifier in violation of applicable export administration regulations; or (iv) remove, alter, or cover any copyright notices, trademarks, or other proprietary rights notices placed or embedded by DealTime.com on or in the Technology, the Service, the Co-Branded Service and/or the Co-Branded Notifier.

   2.   Revenue Sharing and Payment Terms

   2.1. Revenue Sharing for Co-Branded Service. Each of DealTime.com and BigHub shall pay the other fees in an amount equal to fifty percent (50%) of all Net Revenues (including, without limitation, any and all preferred Merchant fees) received by DealTime.com or BigHub, as the case may be, which are derived from the Co-Branded Service, the Co-Branded Site or the Co-Branded Notifier. Net Revenues shall mean all revenues received from or in connection with the Co-Branded Service or the Co-Branded Site by BigHub or DealTime.com other than revenue which is derived from advertising on the Co-Branded Site or the Co-Branded Notifier, less any applicable taxes or duties, as well as amounts refunded to advertisers, Merchants and other third parties. Net revenue which is derived from advertising sold by BigHub on the Co-Branded Site or the Co-Branded Notifier shall be split sixty percent (60%) to BigHub and forty percent (40%) to DealTime.com. Net revenue which is derived from advertising sold by DealTime.com on the Co-Branded Site or the Co-Branded Notifier, if any, shall be split between BigHub and DealTime.com on a negotiated, case-by-case basis.

   2.2. Terms of Payment for Net Advertising Revenue. BigHub shall submit to DealTime.com, no later than sixty (60) days after the end of each calendar quarter, a report of payments received from advertisers during such calendar quarter which is derived from advertising sold by BigHub on the Co-Branded Site or the Co-Branded Notifier or in connection with the Co-Branded Service. Such report shall be submitted along with payment of all amounts due from BigHub to DealTime.com in accordance
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        with Section 2.1 above. All payments shall be made in United States dollars at the address first set forth above or as changed with thirty
        (30) days.

   2.3. Expenses. Each party shall bear its respective expenses incurred in completing its responsibilities under this Agreement. Each party shall have the right, at its expense (except as provided below) to audit the other party's books and records for the purpose of verifying Net Revenues and/or other revenues. Such audits shall be made not more than once per year, on not less than ten (10) days written notice, during regular business hours, by such party's independent auditors. If the auditor's figures reflect Net Revenues and/or other revenues higher than those reported by any party, such party shall immediately pay the difference in the amount so owed. If the auditor's figures vary more than 10% from the figures provided by any party, such party shall also pay the reasonable cost of the audit.

   3.   Confidentiality.

   3.1. Confidential Information. For purposes of this Agreement, "Confidential Information" means: (i) all information received from the disclosing party which relates to the disclosing party's nonpublic business strategy, product plans, research, identity of customers or business partners, technical data, and software or hardware designs, specifications, or configurations; (ii) any information designated by the disclosing party as confidential; (iii) DealTime.com's Technology; and (iv) the terms and conditions of this Agreement.

   3.2. Duty to Keep Confidential. Each party acknowledges that it may have access to and become acquainted with the Confidential Information of the other, the unauthorized use or disclosure of which would cause irreparable harm and significant injury, and agrees to use the same degree of care and discretion to avoid disclosure or dissemination of the other party's confidential information to anyone other than those of its employees with a need to know for purposes of this Agreement as it uses with its own information that it does not wish to have published, disclosed or disseminated. The parties shall not use the confidential information for any purpose other than to further directly the purposes of this Agreement. Neither party shall disclose the Confidential Information of the other party to any third party without the other party's prior written consent.

   3.3. Exceptions. Neither party has any obligation to keep confidential any information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is known and has been reduced to tangible form by the receiving party prior to the time of disclosure and is not subject to restriction; (iii) is independently developed by the receiving party;
        (iv) is lawfully obtained from a third party who has the right to make such disclosure; or (v) is released for publication by the disclosing party in writing. Notwithstanding anything to the contrary, the exclusions set forth above shall not apply to the Technology.
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   4.   Exculpation/Limitation Of Liability.

   4.1. Exculpation. DealTime.com does not represent that the Technology, the Co-Branded Service and/or the Service are error-free. BigHub shall make no representation or warranty concerning the Technology, the Co-Branded Service and/or the Service. except that none of the foregoing infringe in any material respect any valid and enforceable U.S. patent or trade secret of which DealTime.com is aware. DEALTIME.COM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGY AND SERVICES EXCEPT AS CONTAINED IN THE IMMEDIATELY PRECEDING SENTENCE, AND DEALTIME.COM SPECIFICALLY DISCLAIMS ALL WARRANTIES OR CONDITIONS REGARDING THE TECHNOLOGY AND SERVICES INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR ANY PURPOSE.

   4.2. Limitation of Liability. DealTime.com's liability for damages under this Agreement (whether in contract, tort or otherwise) shall not exceed the amounts paid by DealTime.com to BigHub during the preceding twelve (12) months relating to the Technology or the Co-Branded Service as to which the claim arose. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, IN NO EVENT SHALL DEALTIME.COM BE LIABLE TO BIGHUB FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

   5.   Indemnification

   5.1. Indemnification by BigHub. BigHub hereby indemnifies and holds DealTime.com harmless against any and all penalties, damages, costs, judgments, attorneys' fees or any other expenses incurred in connection with (a) claims against DealTime.com by any person or entity in connection with BigHub's promotion of or inability to provide access to the Technology, the Co-Branded Site or the Co-Branded Service; (b) claims against DealTime.com by any person or entity in connection with elements of the BigHub Site, the Co-Branded Site, the data or other data services, including, without limitation, BigHub's failure to provide access to the data or the data services in accordance with this Agreement; (c) BigHub's modification of the Technology or the Co-Branded Service; and (d) any misrepresentation by BigHub relating to the data, the Technology, the Co-Branded Site or the Co-Branded Service or any representation or warranty relating to the Technology, the Co-Branded Site or the Co-Branded Service which is beyond the scope of the warranty provided by DealTime.com to BigHub under this Agreement.
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   5.2. Indemnification by DealTime.com. DealTime.com hereby indemnifies and holds BigHub harmless against any and all penalties, damages, costs, judgments, attorneys' fees or any other expenses incurred by BigHub as a result of DealTime's breach of the non-infringement warranty contained in Section 4.1.

   6.   Initial Term, Renewals and Termination

   6.1. Initial Term and Renewals. The initial term of this Agreement shall be one (1) year from the Effective Date. This Agreement shall be deemed to have been automatically renewed and extended for additional one (1) year periods, unless written notice of termination by either party is received from the other party 60 days prior to the end of the term. During renewal terms, this Agreement may be terminated by either party upon sixty (60) days prior written notice.

   6.2. Termination. This Agreement may be terminated by either party upon the material breach by the other party of any of such other party's obligations hereunder, which breach has not been cured within thirty
        (30) days after the breaching party has received written notice thereof.

   6.3. Effect of Termination. Notwithstanding the termination of this Agreement for any reason, (1) the rights and duties of the parties under Sections 3, 4 and 5 shall survive such termination and remain in full force and effect, as well as any provisions of this Agreement that, in order to fulfill the purposes of such provisions, need to survive the termination or expiration of this Agreement; (2) all fees earned through the termination date in accordance with Section 2 shall be paid within 30 days of the termination date. In the event of termination or expiration of this Agreement, all rights granted to either party hereunder shall immediately cease, each party shall immediately return to the other or destroy such other party's Confidential Information, and BigHub shall immediately return to DealTime.com all copies (including extracts, summaries, and adaptations) of the Technology, all associated documentation, and all other materials or media that contain or are based on the Technology, the Co-Branded Services, the Services,, and BigHub shall immediately cease to display the DealTime.com logo, Java Applet and/or animated graphic service (as furnished pursuant to Section
        1.1 above) on its WebSite. Notwithstanding anything herein to the contrary, DealTime.com shall have the perpetual and unrestricted right following termination of this Agreement to provide the Service and/or the Desktop Notifier Service to any Merchant, End-User or other customer or client obtained under, during the course of or in connection with this Agreement without any further or additional compensation to BigHub.

   7.   Miscellaneous.

   7.1. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns. BigHub may not sell, transfer, assign, or subcontract any right or obligation set forth in this Agreement without the prior written consent of DealTime.com.
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   7.2. Force Majeure. Neither party shall be liable or be deemed to be in default for any delay or failure in performance or interruption resulting directly or indirectly from any cause or circumstance beyond its reasonable control, including, without limitations, equipment or telecommunications failure, labor dispute, civil unrest, war, or failure of any third party to perform any Agreement that adversely affects such party's ability to perform its obligations hereunder.

   7.3. Compliance with Laws and Regulations. Each party shall, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule, or regulation relating to its duties, obligations, and performance under this Agreement and shall procure all governmental licenses and pay all fees and other charges required thereby.

   7.4. Governing Law; Arbitration.. This Agreement shall be governed by the laws of the State of New York. In the event of a dispute that cannot be resolved amicably between the parties, the dispute shall be resolved through binding arbitration, conducted in the State of New York, by a sole arbitrator in the English language, and in accordance with the rules and procedures set forth by American Arbitration Association. The sole arbitrator shall be appointed by agreement of the parties. In the event the parties fail to agree upon the appointment of the sole arbitrator within thirty (30) days after a notice of arbitration is given by either party to the other, then the arbitrator shall be selected and appointed by the American Arbitration Association. The arbitration award and/or determination shall be final and binding and judgment may be entered thereon in any court of competent jurisdiction.

   7.5. Notices. All notices under this Agreement shall be in writing and delivered personally or by facsimile, commercial overnight courier, or certified or registered mail, return receipt requested, to a party at its respective address set forth herein. Either party may change its address by giving notice to the other party stating its desire to so change its address.

   7.6. Severability. If for any reason any provision of this Agreement shall be deemed to be legally invalid or unenforceable, the validity of the remainder of this Agreement shall not be affected and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law, and, in its modified form, such provision shall then be enforceable and enforced.

   7.7. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges and supersedes all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party against whom it is to be enforced. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or permitted assigns of the parties, any rights, remedies, obligations or liabilities whatsoever.
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    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of  the Effective Date by the undersigned duly authorized persons.

The BigHub.com:                                DealTime.com:

                                               DealTime.com Inc.

Name: /s/ PATRICK J. DEMICCO                   Name: /s/ DAN CIPORIN
      ----------------------                         ---------------------
Title: CEO                                     Title: CEO
      ----------------------                         ---------------------